JULIE KLAPSTEIN ELECTED TO QUALITY SYSTEMS BOARD OF DIRECTORS
IRVINE, Calif.--(BUSINESS WIRE) -- Quality Systems, Inc. (NASDAQ: QSII) announced the election of Julie Klapstein to its Board of Directors effective August 22, 2017. Russell Pflueger, director since 2006, has retired from the Board of Directors.
“We are extremely pleased to have Julie Klapstein join Quality Systems’ Board of Directors. She is a proven leader in the healthcare IT industry and I know her experience and expertise will greatly benefit our organization. Ms. Klapstein’s vision and drive to automate and streamline the delivery of healthcare is right in line with Quality Systems’ mission,” said Rusty Frantz, President, CEO and Director of Quality Systems.
Ms. Klapstein was the founding CEO of Availity and grew the company to become one of the largest health care information exchanges in the country over her 11 year tenure. Ms. Klapstein has more than 30 years of experience in the health care information technology industry with executive roles at Phycom, Inc., Sunquest Information Systems, SMS’ Turnkey Systems Division (now Siemens Medical Systems), and GTE Health Systems.
“Julie brings deep industry experience and strategic leadership to the Board, and she will be a valuable addition as we continue to evolve and grow the company. We are pleased to welcome Julie to Quality Systems’ Board of Directors,” commented Jeffrey H. Margolis, Chairman.
Commenting on her new role, Ms. Klapstein remarked, “I believe that Quality System’s NextGen platform delivers a comprehensive suite of solutions that can streamline the delivery of healthcare, improve patient outcomes, and reduce overall cost. I look forward to working with Rusty and the rest of the Board to support their strategic initiatives.”
About Quality Systems, Inc.
Quality Systems, Inc., known to our clients as NextGen Healthcare, provides software, services, and analytic solutions to the ambulatory care market. We are a healthcare information technology and services company that delivers foundational capabilities to organizations that want to promote healthy communities. Our technology provides a customizable platform that empowers physician success, enriches the patient care experience and lowers the cost of healthcare. Visit www.qsii.com and www.nextgen.com for additional information.
Investor Contact:
Westwicke Partners
Bob East or Asher Dewhurst
443-213-0500
Source: Quality Systems, Inc.